DREYFUS PREMIER CALIFORNIA AMT-FREE MUNICIPAL BOND FUND
                              Registration No. 811-3757

                                                                 Sub-Item 77 Q-1

By Unanimous Written Consent, dated December 21, 2007, the Registrant's Board of Directors authorized the name change of Dreyfus California Tax Exempt Bond Fund to Dreyfus Premier California AMT-Free Municipal Bond Fund Fund.